EXHIBIT 99.1

SECOND QUARTER 2004 PRESS RELEASE ON JULY 16, 2004

Merrill Merchants Bancshares, Inc. Reports Record Second Quarter Earnings

Bangor, Maine, July 16, 2004:  Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (Nasdaq:  MERB), the parent company of Merrill Merchants Bank, reported record net income of $1.2 million for the three months ended June 30, 2004, a 15% increase over the same period last year.  The Company reported diluted earnings per share of $0.35 for the second quarter of 2004, a 17% increase over 2003’s second quarter earnings per share of $0.30.

The Company reported net income of $2.3 million or earnings per share of $0.68 on a fully diluted basis for the six months ended June 30, 2004, compared to $2.1 million or earnings per share of $0.60 for the same period last year.

Balance Sheet.  The Company’s consolidated assets were $360.3 million at June 30, 2004, an increase of $38.5 million or 12% from the same date a year ago.  Comparing June 30, 2004 and 2003, net loans grew $41.0 million or 18%.  Real estate lending was strong with residential mortgages growing 26% and home equity balances increasing 58%.  The commercial and commercial real estate portfolio grew at a rate of 13% and consumer loans increased 9% from a year ago.

Total deposits were $287.6 million at quarter end versus $246.5 million a year ago, representing growth of $41.2 million or 17%.  Checking account balances increased $15.3 million or 20% due to deposit relationships associated with new loan business and the new accounts generated by marketing the Bank’s High Performance Checking program.  Comparing June 30, 2004 and 2003, money market balances increased 25%, savings accounts grew 5% and retail certificates of deposit decreased 4%.

Net Income.  The Company’s net income for the six months ended June 30, 2004 amounted to $2.3 million compared to $2.1 million for the same period in 2003, an increase of 13%.  Return on average equity increased to 15.24% for the first six months of 2004 compared to 14.41% last year and return on average assets decreased to 1.33% from 1.34%.  Net income for the three months ended June 30, 2004 increased $156,000 or 15% compared with the same period in 2003.  Return on assets and return on equity were 1.35% and 15.73%, respectively, for the second quarter of 2004 compared to return on assets of 1.32% and return on equity of 14.40% for the same period in 2003.

Net Interest Income.  Net interest income increased $446,000, or 7%, for the first six months of 2004 to $6.6 million.  The increase was driven by $40.5 million of growth in average earning assets from the first half of 2004 compared to the same period in 2003, which was offset by a decline in the net interest margin.    The Company’s net interest margin decreased to 3.96% for the six months ended June 30, 2004, compared to 4.22% for the same period in 2003.  Net interest income for the second quarter of 2004 increased 11% to $3.4 million and the net interest margin for the second quarters of 2004 and 2003 was 3.98% and 4.07%, respectively.

Non-Interest Income.  Non-interest income increased $36,000 to $2.5 million for the six months ended June 30, 2004 compared to the same period in 2003.  Services fees on deposit accounts increased 33%, trust fees grew 17% and gains on investment securities increased $116,000 from a year ago.  Mortgage refinance activity has slowed due to higher interest rates resulting in a decline in mortgage gains of $383,000, or 43%, for the six months ended June 30, 2004.

Non-interest income was $1.3 million for the second quarter of both 2004 and 2003.  Service fees on deposit accounts increased 34% and trust fees grew 16% from a year ago while gains on mortgage sales declined 42%.

Non-Interest Expense.  Non-interest expense totaled $5.5 million for the six months ended June 30, 2004 compared to $5.3 million for the same period last year.  The increase in non-interest expense of $153,000, or 3%, was due to increases in personnel costs of 8%, occupancy costs of 7% and data processing costs of 11%.  These increases were offset by a decline in other expenses of 9%.   The $120,000 decrease in other expenses was due to a decline in both merchant processing expenses and amortization of mortgage servicing rights.

Non-interest expense was $2.8 million in the second quarter of 2004 compared to $2.7 million for the same period in 2003, an increase of $144,000 or 5%.  The increase was the result of an increase in personnel costs of 14% and a decline in other expenses of 10%.

Shareholders’ Equity.  The Company declared a cash dividend of $.14 per share on the Company’s common stock.  This was an increase of 17% over last year’s second quarter dividend.

On June 17, 2004, the Board of Directors approved a fourth stock repurchase program authorizing the Company to repurchase up to 169,995, or 5% of its outstanding shares of common stock.  The Fourth Repurchase Program will commence upon completion of the Company’s existing stock repurchase program, under which the Company has repurchased 159,130 shares of the 159,493 shares authorized.  The repurchase will be made from time to time at the discretion of Company management.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine.  Merrill Merchants Bank provides consumer, commercial, and trust and investment services through its eleven locations in Central and Eastern Maine.  The Bank is a “Preferred Lender” of the Small Business Administration.

MERRILL MERCHANTS BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

 (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands except per share data)	2004	2003	2004	2003
Interest income	$4,563	$4,261	$8,969	$8,632
Interest expense	1,176	1,201	2,333	2,442
Net interest income	3,387	3,060	6,636	6,190
Provision for loan losses	84	111	168	222
Non-interest income	1,304	1,294	2,523	2,487
Non-interest expense	2,815	2,671	5,490	5,337
Income before income taxes	1,792	1,572	3,501	3,118
Income taxes	598	534	1,184	1,061
Net income	$1,194	$1,038	$2,317	$2,057

Per share data
Basic earnings per common share (1)	$0.35	$0.30	$0.68	$0.61
Diluted earnings per common share (1)	$0.35	$0.30	$0.68	$0.60

(1)            Adjusted to reflect the 3% stock dividend in March 2004.

SELECTED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,		December 31,
(In thousands)	2004	2003	2003
Total assets	$360,307	$321,805	$342,189
Loans receivable, net	268,827	227,856	242,860
Loans held for sale	693	3,823	789
Investment securities	68,188	66,538	76,140
Deposits	287,635	246,479	258,848
Shareholders’ equity	29,814	28,969	30,553

Off-Balance Sheet
Trust assets under management	335,987	280,754	315,542
Mortgage servicing portfolio	114,434	97,345	106,864

OTHER SELECTED CONSOLIDATED DATA

(Unaudited)

	At or for the Three Months Ended June 30,		At or for the Six Months Ended June 30,
	2004	2003	2004	2003
Return on average assets (1)	1.35%	1.32%	1.33%	1.34%
Return on average equity (1)	15.73%	14.40%	15.24%	14.41%
Leverage ratio	8.25%	8.96%	8.25%	8.96%
Net interest margin (1)	3.98%	4.07%	3.96%	4.22%
Non-performing assets to total assets	0.03%	0.20%	0.03%	0.20%
Net loan charge-offs to average net loans (1)	0.04%	0.01%	0.04%	0.01%
Allowance for loan losses to total loans	1.38%	1.52%	1.38%	1.52%
Number of shares outstanding (2)	3,357,092	3,414,790	3,357,092	3,414,790
Weighted-average shares outstanding-diluted (2)	3,419,683	3,440,576	3,430,613	3,410,631
Book value per share (2)	$8.88	$8.48	$8.88	$8.48

(1)  Computed on an annualized basis.

(2)            Adjusted to reflect the 3% stock dividend in March 2004.

For further information contact:

Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)

Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)

Merrill Merchants Bancshares, Inc.

www.merrillmerchants.com

(207) 942-4800